Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-70342, 33-63752, 333-11975, 333-80925, 333-40540, 333-88490, 333-127414) and in the Registration Statement (Form S-3 No. 333-134936) of our reports dated February 18, 2007, with respect to the consolidated financial statements of Station Casinos, Inc. and its subsidiaries, Station Casinos, Inc. and its subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Station Casinos, Inc. and its subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Las Vegas, Nevada

February 27, 2007